Exhibit 10.37

AGREEMENT OF SALE AND PURCHASE

KENNEWICK TRIOS 2014 LLC (SELLER)

&

PHYSICIANS REALTY L.P. (BUYER)

PROPERTY: TO-BE BUILT MOB LOCATED IN
KENNEWICK, WA

EFFECTIVE DATE: November 18, 2014

EXHIBIT “A”	-	LEGAL DESCRIPTION

EXHIBIT “B”	-	ESCROW AGREEMENT

EXHIBIT “C”	-	ESTOPPEL CERTIFICATE

EXHIBIT “D”	-	LIST OF ANCILLARY DOCUMENTS

EXHIBIT “E”	-	NON-FOREIGN PERSON CERTIFICATION

EXHIBIT “F”	-	REPRESENTATION LETTER

EXHIBIT “G”	-	AUDIT INQUIRY LETTER

EXHIBIT “H”	-	AUDIT LETTER RESPONSE

Schedule 1(b)		List of Personal Property

Schedule 1(c)		List of Contract Rights

Schedule 1(d)		List of Records and Plans

ii

Schedule 1(e)	List of Guarantees and Warranties

Schedule 1(f)	List of Licenses and Permits

Schedule 7(h)	Disclosure Materials

iii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made by and between KENNEWICK TRIOS 2014 LLC, a Wisconsin limited liability company (“Seller”), and PHYSICIANS REALTY L.P., a Delaware limited partnership or its assignee or nominee (“Buyer”).  This Agreement is to be effective as of the date on which Buyer receives this Agreement and the Escrow Agreement (as defined below) executed by Seller (the “Effective Date”).  Buyer shall provide Seller with written notice of the Effective Date of this Agreement.

RECITALS

A.                                    Seller, as tenant, and Kennewick Public Hospital District (“KPHD”), as landlord, entered into that certain Ground Lease dated as of November 25, 2013 (the “Ground Lease”) for the land legally described in the attached Exhibit “A” (the “Land”).

B.                                    Seller intends to construct and will be the owner of a new approximately one hundred sixty thousand (160,000) rentable square foot medical office building (the “MOB”), together with such other site improvements as are necessary or desirable to own, operate and serve the MOB (collectively, the “Site Improvements”) (the MOB and the Site Improvements are collectively referred to as the “Improvements”).

C.                                    Seller, as landlord, and KPHD, as tenant, have entered into that certain Medical Office Facility Lease dated as of November 25, 2013 (the “Facility Lease”) with respect to the MOB, whereby upon Completion (as defined in this Agreement) of the MOB and the Site Improvements, Seller will lease to Master Tenant, and Master Tenant will lease from Seller, the entire MOB.

D.                                    Seller has entered into a design build contract with C.D. Smith Construction, Inc., (the “General Contractor”) to design and construct the Improvements (the “Design Build Contract”), each in accordance with the Design Build Contract and the Facility Lease.

E.                                     Seller desires to sell, among other things, its leasehold estate in the Ground Lease, its fee interest in the Improvements, and its leasehold interest in the Facility Lease, to Buyer, and Buyer desires to purchase the Property from Seller, subject to and in accordance with the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                Agreement to Sell and Purchase.  Upon completion of the MOB, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the Property, subject to the terms and conditions of this Agreement.  For the purposes of this Agreement, the term “Property” shall mean and include the following:

(a)                         Seller’s fee interest in the Improvements and Seller’s leasehold estate in the Ground Lease, together with all other land, buildings, improvements, fixtures (including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems), easements and all other right, title and interest appurtenant and otherwise relating thereto (collectively, the “Real Property”).

(b)                         All of Seller’s right, title and interest in and to all of the personal property attached to or located on or used in connection with the operation of the Real Property, if any, all of which are listed on attached Schedule 1(b) (collectively, the “Personal Property”).

(c)                      All of Seller’s leasehold interest in and to the Facility Lease.

(d)                         All of Seller’s right, title and interest in and to all contracts and other agreements incident to the operation of the business conducted on the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements, if any; all of which are listed on attached Schedule 1(c) (collectively, the “Contract Rights”), except to the extent Buyer elects to exclude any such item, pursuant to Section 8(d) of this Agreement.

(e)                          All of Seller’s right, title and interest in and to all financial and other books and records maintained in connection with the operation of the Real Property; all preliminary, final and proposed building plans and specifications relating to the Real Property; and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering drawings (including, without limitation, the Plans and Specifications), soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents relating to the Real Property; all of which are listed on the attached Schedule 1(d) (collectively, the “Records and Plans”).

(f)                           All of Seller’s right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures and equipment located therein; all of which are listed on the attached Schedule 1(e), including, without limitation any construction warranty set forth in any construction contract related to the Improvements (collectively, the “Warranties”).

(g)                          All of Seller’s right, title and interest in and to all trade names, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Property; and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by Seller and in any way relating to or used in connection with the Property and/or the operation of the business conducted on the Real Property; all of which are listed on the attached Schedule 1(f) (collectively, the “Licenses and Permits”).

2.                                Construction of MOB.

(a)                         Seller warrants, covenants and agrees to construct and install, with all commercially reasonable due diligence, the Improvements in (i) a good and workmanlike manner, (ii) in accordance with the Plans and Specifications, (iii) in accordance with all applicable government standards, laws, ordinances, statutes, regulations and requirements and the Permitted Exceptions (as defined in Section 6(a) below), (iv) with reasonable skill and care consistent with industry standards for projects of similar scope and type (the “Standard of Care”), and (v) in accordance with the requirements of the Facility Lease, Development Agreement, the Ground Lease, and Master Plan (as defined in the Development Agreement). Seller covenants and agrees to cause Completion of the Improvements to occur on or prior to June 30, 2015 (the “Completion Date”).  The terms “Completion” and “Force Majeure” shall each have the meanings ascribed to such terms in the Facility Lease.

(b)                         In addition, Seller covenants and warrants to Buyer that, in accordance with its Standard of Care, Seller will construct or cause the General Contractor and its subcontractors to construct the Improvements: (i) using new materials and equipment, unless otherwise approved by Buyer, and (ii) so that when the Improvements are completed, it will be of good quality, free from faults and defects. If within the longer of one (1) year after the Completion Date, any period that may be required by the terms of any applicable special warranty required by the Plans and Specifications, or the warranty period for the Improvements provided by Seller to KPHD under the Facility Lease, the Improvements or any part or element thereof is found to be defective or not in accordance with the Plans and Specifications, the Facility Lease, the Ground Lease, the Development Agreement or the Master Plan, then Seller shall correct or cause the General Contractor (and/or other responsible subcontractor, supplier or manufacturer, as may be applicable), at Seller’s sole expense, to correct the same promptly after receipt of written notice from Buyer or KPHD to do so, which obligation shall survive the Closing.

(c)                          The cost of designing and constructing the Improvements will be borne solely by Seller, and Seller will pay in full and when due all such costs. Seller shall not permit any mechanic’s liens, materialmen’s liens or other liens to be placed upon the Real Property for any work performed by or at the request of Seller.

(d)                         In the event Seller has not achieved Completion of the Improvements by the Completion Date (as such date may be modified by Seller and KPHD in accordance with the

Facility Lease), then Buyer may, at any time after the Completion Date, deliver written notice (a “Completion Date Notice”) to Seller.  The Completion Date shall be subject to extensions for delays caused by Force Majeure; provided, however, in the event that: (x) Completion of the Improvements has not occurred by the date that is six (6) months after the Completion Date; or (y) Seller ceases construction of the Improvements for more than one hundred twenty (120) consecutive days following commencement of construction other than for reasons of casualty or Force Majeure; or (z) a default under this Agreement has occurred prior to Closing, then, in any such event, Buyer may, in its sole discretion, as one of its remedies, elect to terminate its obligation to acquire the Property upon written notice to Seller. Notwithstanding anything to the contrary set forth in this Agreement, Buyer may, in its sole discretion, and by written notice to Seller, extend the time requirements set forth in this Section.

3.                                Purchase Price.  The purchase price for the Property is Sixty-Four Million and 00/100 Dollars ($64,000,000.00) (the “Purchase Price”), payable by Buyer as follows:

(a)                         Two Million and 00/100 Dollars ($2,000,000.00) (the “Deposit”), which at Buyer’s discretion may (i) be deposited by wire transfer payable to First American Title Insurance Company (“Escrow Agent”), which sum shall be delivered to Escrow Agent within three (3) business days following the Effective Date in accordance with the Escrow Agreement attached hereto as Exhibit “B” (the “Escrow Agreement”) and this Agreement pending consummation of this transaction. Any interest earned on the Deposit, if deposited, shall be paid to Buyer, unless Seller shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Seller.  Upon expiration of the Due Diligence Period, if Buyer has not terminated this Agreement as provided herein, the Deposit shall become nonrefundable except in the event of a Seller default.  Buyer’s Federal Tax I.D. Number is 80-0941870; Seller’s Federal Tax I.D. Number is 46-4176058.

(b)                         An amount equal to the Purchase Price minus the following shall be paid to Seller at Closing (as defined below) in cash:

(i)                         the Deposit;

(ii)                      any amounts, pursuant to Section 6(b), required to correct Title Defects of an ascertainable monetary value which are paid by Buyer or remain unpaid as of the Closing;

(iii)                   prorations and adjustments due from Seller pursuant to Section 10;

(iv)                  to the extent unpaid as of the Closing, the brokerage fee to be paid by Seller to the Broker pursuant to Section 15, if any (the Purchase Price as adjusted pursuant to Sections 3(b)(i)-(iv), the “Net Purchase Price”); and

(v)                     the Aggregate OPU Value.

4.                                OPU Issuance; Closing Statement.

(a)                     Seller shall have the option to elect to receive the Net Purchase Price in cash or in the form of Partnership Units designated as Common Units (“OPUs”) of Physicians Realty L.P. (the “Operating Partnership”), a Delaware limited partnership, which is the operating partnership of Physicians Realty Trust, a Maryland real estate investment trust (“DOC”), or a combination thereof; provided, however, Seller acknowledges and agrees that in order for the option to receive OPUs to be available to Seller, Seller must elect to receive at least One Million Dollars ($1,000,000) of the Net Purchase Price in OPUs and that each member of Seller who elects to receive OPUs (each an “OPU Seller Member” and collectively the “OPU Seller Members”) must agree to receive at least One Hundred Thousand Dollars ($100,000) of Net Purchase Price in OPUs.  If Seller elects to receive all or a portion of the Net Purchase Price in the form of OPUs, then, on or before the expiration of the Due Diligence Period, Seller shall notify Buyer in writing of such election and shall confirm for Buyer that the foregoing requirements will be met.

(b)                     No later than three (3) business days prior to Closing, Seller shall have delivered to Buyer, a Closing Statement calculated in accordance with Section 3(b) (the “Closing Statement”) in mutually agreed form accurately setting forth the financial terms of this transaction and a summary of the Purchase Price and Net Purchase Price, including (i) legal name of each OPU Seller Member, (ii) the amount of Net Purchase Price in U.S. dollars elected to be received in OPUs by each OPU Seller Member (for each OPU Seller Member, such amount the “Individual OPU Value”) and (ii) the aggregate U.S. dollar amount of the Net Purchase Price elected to be received in OPUs on behalf of all OPU Seller Members (such aggregate amount, the “Aggregate OPU Value”).

(c)                      In accordance with the provisions of this Agreement, at the Closing, the Operating Partnership will issue to the Seller, a number of OPUs equal to the sum of the number of OPUs allocable to all OPU Seller Members determined by dividing each Individual OPU Value on the Closing Statement by the DOC Trading Price (rounded to the nearest whole OPU). The “DOC Trading Price” means the average per share closing price, rounded to two decimal points, of DOC common stock on the New York Stock Exchange (as reported by the Wall Street Journal website, http://quotes.wsj.com/DOC/historical-prices, or its successor) for the period of three (3) consecutive trading days ending on the last full trading day prior to the Closing Date. The Closing Statement will be updated prior to the Closing in accordance with the requirements of this Section 4(c) to list the number of OPUs attributable to each OPU Seller Member and granted to Seller. Such updated Closing Statement shall be the final and binding allocation of OPUs to OPU Seller Members and the Seller.

(d)                   Seller shall distribute the OPUs received on the Closing Date to the OPU Seller Members in the amounts listed on the Closing Statement within 90 days of the Closing Date. Seller shall notify Buyer of such distribution within 5 days of its occurrence so that OPUs can be recorded in the name of OPU Seller Members in the books and records of the Operating Partnership. Such distribution from Seller to the OPU Seller Members shall be an in-kind distribution occurring simultaneous to the distribution of the Net Purchase Price to the members of Seller.

5.                                Closing.  Closing shall be held on the date that is thirty (30) days after the later of: (i) the Completion Date, as may be extended for Force Majeure, or (ii) the commencement of the payment of rent by KPHD under the Facility Lease, provided Buyer has waived all of its conditions to close as set forth in Section 8 (the “Closing Date”), or on such earlier date as Buyer shall designate by at least five (5) days advance written notice to Seller, and such Closing shall be an escrow closing with the Title Company (as defined below) acting as the closing escrow agent (“Closing”). It is agreed that the time of Closing and the obligation of Seller to deliver to Buyer the conveyance instrument as may be required under applicable law (the “Conveyance Instrument”) at Closing are of the essence of this Agreement.

6.                                Title.  From and after the Effective Date, Buyer shall have the right to order a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”).

(a)                         The Title Commitment shall be prepared in accordance with the current ALTA Form, issued by First American Title Insurance Company — Milwaukee Office acceptable to Buyer (the “Title Company”), agreeing to issue, upon recording of the Conveyance Instrument, an ALTA owner’s and leasehold title insurance policy to Buyer and an ALTA Lender’s title insurance policy issued to Buyer’s lender(s), if applicable, in the amount of the Purchase Price insuring title to the Real Property to be in the condition called for by this Agreement and containing a “fifty-year chain-of-title search,” a zoning endorsement on ALTA Form 3.1 (with parking), a survey endorsement insuring that the survey accurately depicts the Real Property (including boundaries, improvements, easements and encroachments), a contiguity endorsement, an access endorsement, an endorsement for “gap coverage,” a location endorsement and an owner’s comprehensive endorsement, a utility facilities endorsement, and a tax parcel endorsement.  Seller shall cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the recording of the Conveyance Instrument and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions and shall be subject only to liens, encumbrances or exceptions specifically approved by Buyer (the “Permitted Exceptions”). A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Seller shall be provided by Seller within ten (10) days after the title evidence is furnished to Buyer. The premium for the title policy and any fees for endorsements or other services provided by the Title Company (other than the mortgagee policy, if any) shall be paid by Seller on or before Closing.

(b)                         Title Defects. Within ten (10) days of Buyer’s receipt of the latter of the Title Commitment or the Survey (as defined in Section 8(g) below), Buyer shall object in writing to any condition of title not satisfactory to Buyer, in Buyer’s sole discretion (hereinafter referred to as a “Title Defect”). If any objection is made, Seller shall have until prior to Closing in which to exercise its best efforts to correct such Title Defect.  Seller’s best efforts requirement in this Section shall, without limitation, obligate Seller to cure any and all Title Defects of an ascertainable monetary value.  If the Title Defect cannot be corrected prior to Closing despite Seller’s best efforts, or as otherwise extended by agreement of Buyer and Seller, Buyer may, at its option, (a) declare this Agreement null and void and as a result Seller shall return the Deposit, together with all accrued interest forthwith to Buyer or (b) elect to accept such title as Seller is able to convey and proceed to Closing.  If Buyer fails to notify Seller that Buyer is terminating this Agreement pursuant to this Section within ten (10) business days of the expiration of the 10-day period, Buyer shall be deemed to have selected option (b) in the previous sentence.

(c)                          Seller shall transfer to Buyer all of the Personal Property free of all liens and encumbrances.  Seller shall, at Seller’s sole cost and expense, at least three (3) days prior to Closing, deliver to Buyer documentation from Uniform Commercial Code (“U.C.C.”) searches confirming that there are no U.C.C. filings against Seller which would be a lien on the Property, including the Personal Property, involved in this transaction. The searches must be dated within fifteen (15) days prior to Closing.

(d)                         Construction Funding. Notwithstanding anything to the contrary set forth herein or elsewhere, Seller shall cause any construction financing and shall also cause any other payment for any construction of the Improvements to be disbursed via the construction lender’s title company.  In addition, prior to Closing, Seller hereby agrees to provide Buyer and the Title Company copies (or originals if required by the Title Company) of full and complete lien waivers from all general contractors, subcontractors, suppliers and materialmen who have worked on the Improvements. Seller hereby agrees to cause any exception to Buyer’s title insurance related to construction liens to be deleted.

7.                                Representations and Warranties.  Seller represents and warrants that all of Seller’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Seller acknowledges that the representations and warranties made in this Agreement by Seller are a material inducement to Buyer’s entering into this Agreement and purchasing the Property and that Buyer is entitled to rely upon these representations and warranties despite any and all investigation undertaken by Buyer. All of Seller’s representations and warranties relating to this Agreement shall survive the Closing of the transactions contemplated herein. Seller hereby indemnifies Buyer for any loss or damage, including, without limitation thereto, reasonable attorney’s fees and court costs occurring as a result of the breach of any representation, warranty or covenant of Seller herein. In addition to any other representations and warranties set forth in this Agreement, Seller hereby further represents, warrants and covenants to Buyer as follows:

(a)                         Seller is the record owner of a valid leasehold interest in the Real Property and will be the record owner of and hold good and marketable fee simple title to the Improvements, and Seller has good title to the Personal Property.  Seller is a validly organized and duly existing limited liability company organized under the laws of the State of Wisconsin and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(b)                         Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale and conveyance of the Property to Buyer, constitutes or will constitute a violation or breach of the operating agreement of Seller, as the same may have been amended from time to time, or of any agreement or other instrument to which Seller is a party, to which it is subject or by which it is bound.

(c)                          The execution and delivery of this Agreement have been approved by the members of Seller and no further action is required on the part of Seller to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Seller shall have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending or threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

(d)                         There are no management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Buyer after Closing in any manner whatsoever, except for instruments of record and the Ground Lease and Facility Lease.

(e)                          Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(f)                           No assessments or charges of any kind or nature (deferred or otherwise) for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.  Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property; and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by Seller prior to Closing.

(g)                          All certificates of occupancy and licenses necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof; and all such certificates of occupancy and licenses are in full force and effect. Seller has not received any written notice of suspension or cancellation of any certificates of occupancy or licenses.  There is no defective condition, structural or otherwise, in the buildings or other improvements on the Real Property, or in the buildings’ roof, heating, ventilating, air conditioning, mechanical, plumbing, electrical systems and equipment, and other building systems and equipment are in good condition and working order and adequate in quantity and quality for the comfortable and normal operation of the Property.  Any defective condition of which Seller gains knowledge after the Effective Date shall be disclosed to Buyer promptly and shall be subject to Seller’s obligation to make repairs as specifically set forth in this Agreement.

(h)                         Seller warrants, represents and covenants that, to Seller’s knowledge:  (i) there has been no disposal, burial or placement of Hazardous Substances (as defined below) on or about the Property; (ii) the Property and Seller are not in violation of any Environmental Laws (as defined below); and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Property, or on or under any lands in the vicinity of the Property; (iv) there are no storage tanks on or under the Property; (v) environmental conditions associated with the Property are in compliance with all Environmental Laws; and (vi) Seller has disclosed to Buyer all information in Seller’s possession relating to the environmental condition of the Property.  Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up such condition.

In the event Buyer shall discover such Hazardous Substances and/or violations of Environmental Laws, tanks, other “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards) or other unsatisfactory environmental conditions (in Buyer’s sole discretion) on the Property at any time prior to Closing, in addition to its other rights and remedies at law or equity or under this Agreement, Buyer shall have the right to terminate this Agreement upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Buyer together with all interest thereon; and thereafter this Agreement shall be deemed void and neither party shall have any further rights or obligations hereunder; provided, however, that, if Seller had knowledge of such environmental condition and failed to disclose the same to Buyer in breach of this Agreement, Seller shall immediately reimburse Buyer for all Buyer’s costs and expenses incurred in connection with the transaction contemplated by this Agreement.  The foregoing reimbursement obligation of Seller shall survive on termination of this Agreement by Buyer or Seller.  Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Subsection shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.

For purposes of this Agreement, the term “Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect now or at any time in the future or past relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

For purposes of this Agreement, the term “Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws

(i)                             At Closing, there shall be no leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer, tenancies, licenses or any other claims to possession or use affecting the Property, except for the Ground Lease and the Facility Lease.

(j)                            The Ground Lease and Facility Lease are valid and existing in full force and effect and have not been further amended, modified or supplemented. To Seller’s knowledge, KPHD, as tenant, is not in default under the Facility Lease. KPHD, as tenant under the Facility Lease, has not asserted any claim of default or breach on the part of Seller, as landlord, under the Facility Lease. Seller is not in default under the Ground Lease. KPHD, as landlord under the Ground Lease, has not asserted any claim of default or breach on the part of Seller, as tenant, under the Ground Lease. To Seller’s knowledge, KPHD is not in default under the Ground Lease.

(k)                         The use of the Improvements and the Plans and Specifications for the Improvements comply with the governing zoning laws and ordinances and the Ground Lease. Seller has received no written notice of any contemplated change in such zoning classification.

(l)                             No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the Facility Lease or any expansions or renewals thereof.

(m)                     There are no pending or to Seller’s knowledge, threatened condemnation or eminent domain proceedings affecting the Property or any portion thereof, and there are no proposed actions by any governmental agencies or authorities which have or may create a lien upon the Property or any portion thereof.

(n)                         The Property is in full compliance with all federal, state, county, municipal or other government standards, laws, ordinances, statutes, regulations and requirements. The Property is in full compliance with all applicable private restrictions, covenants, rules, standards and requirements. No approvals from, or filings or recordings with, any person or entity are required to create, subdivide or separate the Real Property from any other parcel of land.

(o)                         Neither Seller nor KPHD is in default of its respective obligations under either the Facility Lease or the Ground Lease, and neither Seller nor KPHD have: (i) admitted in writing its inability to pay its debts as they become due, (ii) filed a petition in bankruptcy, (iii) been declared insolvent according to any law, (iv) made any general assignment for the benefit of its creditors, (v) any petition filed against either party to declare either bankrupt, (vi) entered an order or decree against either party appointing a trustee, examiner or receiver of either party or the whole or substantially all of its property, (vii) liquidated or dissolved, (viii) sold or permitted the sale or divestiture of substantially all of its assets; or (ix) have begun proceedings toward any of the foregoing (i)-(viii) ((i) through (ix) individually and collectively, “Credit Event”).  If any Credit Event occurs, then Buyer may, in its sole discretion, declare this Agreement null and void and as a result Seller shall return the Deposit, together with all accrued interest forthwith to Buyer.

(p)                         All licenses, permits, and other governmental approvals necessary for the operation of the Property and the business conducted thereon shall have been obtained and be in full force and effect at the time of Closing.

(q)                         All work performed or materials furnished for Property have been fully paid for, Seller shall deliver an affidavit to that effect to the Title Company at Closing and Seller shall provide Buyer with appropriate, full and complete lien waivers from any and all contractors, sub-contractors, laborers or materialmen furnishing labor or material for the improvement of the Real Property during the six months (or other applicable period for the filing of liens) preceding the date of Closing.

(r)                            The Property constitutes substantially all of the trade or business assets of Seller.

(s)                           The Seller and each OPU Seller Member is and as of the Closing Date will each be “Accredited Investors” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended.  The Seller and each OPU Seller Member are not and as of the Closing Date will not be deemed an “Underwriter” under Section 2(a)(11) of the Securities Act of 1933, as amended.

8.                                Conditions of Buyer’s Obligations.  For the purposes of this Agreement “Due Diligence Period” shall mean the thirty (30) day period from and after the Effective Date.  The obligation of Buyer under this Agreement to purchase the Property from Seller is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Buyer within each condition’s time period):

(a)                         At Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all respects as though such representations and warranties were made at and as of Closing, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement.

(b)                         Within the Due Diligence Period, Buyer reviewing and verifying that the Facility Lease and the Ground Lease are in every respect acceptable to Buyer, including, without limitation, that the net income from the Property is at least Four Million Two Hundred Fifty Thousand and 00/100 Dollars ($4,250,000.00) and that at Closing, KPHD will be responsible for all maintenance and property management of the Property and the payment of all capital and operating expenses for the Property, including, without limitation, property taxes, insurance and utilities. Seller shall also cause KPHD to execute and deliver to Buyer, on or before the Closing Date, a duly executed original of an estoppel certificate in the form attached hereto as Exhibit “C” (the “Estoppel Certificate”).  If the Estoppel Certificate has not been delivered to Buyer in the required form or in a form otherwise acceptable to Buyer on or before the Closing Date, then Buyer, at its option, may terminate this Agreement by delivering notice of such termination to Seller; and in such event the Deposit and all accrued interest shall be returned to Buyer and this Agreement thereupon shall become void and there shall be no further obligations or liability on any of the parties hereto.

(c)                          No later than three (3) business days prior to the Closing, each OPU Seller Member and Seller shall have executed and delivered to the Operating Partnership, the documents listed on Exhibit “D” attached hereto (the “Ancillary Documents”).

(d)                         Within the Due Diligence Period, Buyer verifying that the Property (including the Plans and Specifications, the Ground Lease, the Facility Lease, Contract Rights, Records and Plans, Warranties and Licenses and Permits) is in every respect acceptable to Buyer based on an investigation and review by Buyer, its agents and contractors of the Property, all information that is required to be provided to Buyer by Seller pursuant to this Agreement and all information that is available to Buyer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below).  If any Contract Rights are unacceptable to Buyer, Buyer may elect to exclude any such items from the Property to be transferred hereunder by delivering written notice thereof to Seller no later than the five (5) business days after the expiration of the Due Diligence Period, and Seller shall terminate any such items, as applicable, with respect to the Property as of the Closing.  This contingency shall also include, without limitation, Buyer obtaining, at Buyer’s expense, a physical inspection of the Property, which discloses no “Defects,” as that term is defined herein. For purposes of this Agreement, a “Defect” is defined as a condition or conditions, or evidence of a condition or conditions, that has the potential to: (i) impair the health or safety of occupants of the Property; (ii) result in the violation of any applicable public or private law, standard or covenant; or (iii) cost, in the aggregate, an amount in excess of $5,000 to repair, correct, or remediate.

(e)                          Within the Due Diligence Period, Buyer obtaining, at Buyer’s expense, written environmental assessments and/or evaluations of the Property (including “Phase I” assessments and, if Buyer deems necessary, “Phase II” assessments, including laboratory testing of soil, water and other substances) from qualified environmental consultants of Buyer’s choice, confirming that: (i) the Property complies with all Environmental Laws; (ii) there are no liabilities (potential, contingent or otherwise) affecting the Property arising under any Environmental Laws; (iii) there are no underground or aboveground storage tanks, associated pipes or equipment located on or at the Real Property; (iv) there are no Hazardous Substances on, under, at, in or migrating to or from the Real Property; (v) no portion of the Real Property has been designated as wetland, shoreland, floodplain or conservancy land; (vi) no portion of the Real Property has been filled; and (viii) the Property is not affected in any manner or degree by a “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards).

(f)                           Within the Due Diligence Period, Buyer verifying to Buyer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning, subdivision, building restrictions allow the construction of the Improvements in accordance with the Plans and Specifications, and use restrictions and all easements and matters of record, allow the conveyance of the Property from Seller to Buyer, and are consistent with Buyer’s Intended Use; Buyer obtaining, or Buyer verifying to Buyer’s satisfaction that Buyer will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the conveyance of the Property from Seller to Buyer, and Buyer’s Intended Use. The term “Buyer’s Intended Use” shall mean and include, without limitation, medical and other healthcare related uses.

(g)                          Within the Due Diligence Period, Buyer obtaining a current ALTA survey of the Property (the “Survey”) at Seller’s expense, that: (aa) is satisfactory to Buyer in all respects (in Buyer’s sole discretion); (bb) is prepared by a licensed, insured and qualified surveyor selected by Buyer; (cc) is certified to Buyer, Buyer’s lender(s) (if any) and the applicable title company; (dd) includes all Table A requirements, except Item 5 of Table A; (ee) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect Buyer’s intended use of the Property; and (ff) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain a acceptable certification by the surveyor.  Notwithstanding anything to the contrary in this Agreement, if Buyer, through no fault of its own, is unable to obtain the Survey in the form required by this Agreement within the Due Diligence Period, then it shall have a reasonable time thereafter to obtain such Survey.  After the Completion Date, but before the Closing Date, Buyer may obtain an as-built Survey, at Buyer’s expense, that shows no Title Defects.  Buyer shall have the right, at all reasonable times prior to Closing and subject to rights of KPHD, to conduct on-site inspections of the Property and physical inspections and tests of the Property, to investigate the matters described in Section 8(a)-(i) and such other matters it deems appropriate.

(h)                         Within five (5) business days of the Effective Date, Seller shall deliver via e-mail to Buyer, attention Mr. Mark Theine at mdt@docreit.com the items listed on Schedule 8(h) attached hereto and incorporated by reference herein that are in Seller’s possession or control (the “Disclosure Materials”).

(i)                             After the Completion Date, but before the Closing Date, the Architect certifying to Buyer that the Improvements have been constructed in accordance with the Plans and Specifications and applicable laws, regulations, codes and ordinances, and the City of Kennewick, Washington issuing a temporary certificate of occupancy in form and substance reasonably satisfactory to Buyer, which will allow KPHD to occupy and use the MOB, and Seller shall have a continuing obligation to obtain and deliver a permanent certificate of occupancy after Closing, which obligation shall survive Closing.

(j)                            KPHD commencing the payment of rent under the Facility Lease.

(k)                         At Closing, Seller shall deliver to Buyer duly executed originals of the following:

(i)                                     The Conveyance Instrument, expressly warranting that the Improvements are good, indefeasible, and in fee simple, subject only to the Permitted Exceptions, duly executed and acknowledged by Seller and in proper form for recording.

(ii)                                  A valid bill of sale for the Personal Property, if any.

(iii)                               An assignment and assumption of the Facility Lease and Ground Lease (including any guarantees and security deposits) in form satisfactory to Buyer’s counsel, duly executed and acknowledged, assigning to Buyer all of Seller’s right, title and interest in and to the Ground Lease and the Facility Lease, together with a letter addressed to KPHD informing it of the sale (the “Tenant Notice Letter”). The Tenant Notice Letter shall be in form and substance reasonably satisfactory to, and approved in writing by, Buyer. The foregoing assignment shall include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the Facility Lease and the Ground Lease for events occurring prior to Closing, including without limitation, by reason of any underpayment or overpayment of operating expenses for the Property prior to Closing as set forth in Section 10 of this Agreement, and an indemnification from Buyer to Seller against liability for claims asserted against Seller for events occurring after Closing.

(iv)                              A Non-foreign Person Certification in the form attached hereto as Exhibit “F”, as required under Section 1445 of the Internal Revenue Code.

(v)                                 An assignment in form and substance mutually satisfactory to Seller and Buyer, duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to the Contract Rights, Licenses and Permits, Records and Plans, Warranties and any other permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property.

(vi)                              A certificate certifying that the representations and warranties of Seller, as set forth in this Agreement, are true and correct in all respects as of the Closing and shall survive Closing.

(vii)                           A tax certificate and agreement from each of the members of Seller stating (A) that each such member receiving a portion of the Purchase Price in cash consents to treat the transaction contemplated by this Agreement, to the extent of the amount of cash received, as a sale of the applicable portion of such member’s interest in Seller pursuant to Section 1.708-1(c)(4); (B) that each such member acknowledges and agrees that the transactions contemplated by this Agreement will, for United States federal income tax purposes, be treated as an “assets-over” merger of Seller into Buyer within the meaning of Section 1.708-1(c)(3)(i) of the Treasury regulations (the “Regulations”) promulgated under the Internal Revenue Code of 1986, as amended (the “Code”) with Buyer being treated as the continuing limited liability company and Seller being treated as the terminated limited liability company and (C) that each such member agrees to file their tax returns in a manner consistent with the provisions of Section 20 of this Agreement.

(vii)                           Notwithstanding anything to the contrary in this Agreement, Seller shall provide Buyer original and complete waivers of any and all existing rights of first refusal, rights of first offer, options to purchase, or any other similar rights (including, but not limited to, any and all consents), executed by the necessary parties, so that Seller is able to freely transfer the Property to Buyer unencumbered by such rights.

(viii)                        Originals of the following instruments, documents and other items (or copies if originals are unavailable), all certified (as applicable) by Seller as true and complete to the best knowledge of Seller:

(A)                               All certificates of occupancy (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

(B)                               the Facility Lease;

(C)                               the Ground Lease;

(D)                               the Estoppel Certificate;

(E)                                the Ancillary Documents executed by Seller and each OPU Seller Member;

(F)                                 all building records in Seller’s possession or control with respect to the Property;

(G)                               each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid);

(H)                              the Warranties (including, without limitation, any construction warranty);

(I)                                   all keys and combinations to locks at the Property, all plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Property or any portion thereof in the possession of Seller or any property manager(s);

(J)                                   an affidavit of title in favor of Buyer and Buyer’s title insurer, together with such other affidavits as are required by Buyer’s title insurer, in the forms used by such title insurance company;

(K)                              an owner’s policy of title insurance using the most current ALTA Policy Form or a binding, unconditioned “mark-up” of the Title Commitment, each or either showing title to the Property to be in the condition required by Section 4 hereof;

(L)                                a Closing Statement accurately setting forth the financial terms of this transaction and a summary of the Purchase Price and Net Purchase Price (the “Closing Statement”); and

(M)                            such other documents as may be reasonably required to consummate this transaction in accordance with this Agreement; and

(N)                               Such documentation necessary to transfer any irrevocable letters of credit provided by KPHD under the Facility Lease.

(l)                             Within thirty (30) days prior to the Completion Date, Seller shall provide written notice to Buyer and Buyer shall have the right, from and after receipt of such notice (an up to the Closing) to conduct on-site inspections of the Property and physical inspections and tests of the Property (including the Improvements) and to obtain updates to the Title Commitment, Survey, Phase I and Phase II Reports, and other due diligence reports Buyer obtains in connection with the conditions contained in this Section.  If in the course of doing so Buyer for the first time discovers or becomes aware of a new defect, issue or other matter that is not satisfactory to Buyer in its reasonable discretion (“New Due Diligence Matter”), then Buyer may, at its option, (a) declare this Agreement null and void and as a result Seller shall return the Deposit, together with all accrued interest forthwith to Buyer, or (b) elect to proceed to Closing.

(m)                     After the Completion Date, but prior to Closing, if Buyer discovers new Title Defects in connection with its update of the Title Commitment and/or Survey, then Buyer may provide Seller notice and an opportunity to cure such new Title Defects.  If Seller is not reasonably able to cure such new Title Defects prior to the Closing Date, Buyer may, at its option, (a) declare this Agreement null and void and as a result Seller shall return the Deposit together with all accrued interest forthwith to Buyer, or (b) elect to accept such title as Seller is able to convey and proceed to Closing.

Unless all of the foregoing conditions contained in this Section are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Buyer, at its election (in its sole discretion), may, either:  (i) extend the date for Closing until such conditions are satisfied; or (ii) terminate this Agreement and have the Deposit refunded together with accrued interest (provided, however, that termination and refund of the Deposit shall not be Buyer’s exclusive remedy); or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to terminate this Agreement for any reason or no reason whatsoever, in Buyer’s sole and absolute discretion, upon written notice to Seller on or before the expiration of the Due Diligence Period, and thereupon this Agreement shall terminate, the Deposit, together with accrued interest shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder, except as expressly provided herein.

9.                                Possession.  Possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases except the Facility Lease.  Prior to Closing hereunder, Seller shall clean the Property of trash, debris, equipment, vehicles, toxic materials, and signs (except to the extent such signs are specifically permitted in the Facility Lease or consented to in writing by Buyer), whether on the surface or buried below.

10.        Prorations and Charges.

(a)                         All general real estate and personal property taxes shall be prorated through the day before the Closing based on the taxes for the year that the Closing is in, if known, otherwise on the prior year’s taxes.  Seller shall be responsible for all real estate taxes through the day prior to the Closing.  In the event taxes are prorated on the prior year’s taxes, the parties agree to reprorate taxes when the taxes for the current year are known, and the parties agree to make such payment between themselves to effectuate such reproration.  Assessments of any kind (general, special or otherwise) levied or to be levied, if any, for work on site actually commenced or announced (by either a private individual or entity or a governmental entity) prior to Closing shall be paid by Seller at or prior to Closing.  All other assessments shall be paid by Buyer if this transaction is consummated.

(b)                         In addition, the following items shall be prorated through the day before Closing and shown as credits to Buyer on the Closing Statement, as applicable: all rents and other payments payable to Seller under the Facility Lease (regardless of whether such payments have actually been made to Seller); all utility charges (as applicable), including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges (collectively “Utility Charges”).  Seller shall be responsible for obtaining all necessary billing information for the Utility Charges in order to accurately reflect the same on the Closing Statement.  Seller shall be responsible for collecting any rents or other payments payable to Seller under the Facility Lease regardless of whether Buyer has received a credit against the Purchase Price related to such unpaid amounts owed to Seller.  Income derived from the Property that is earned as of the day of Closing shall accrue to the benefit of Buyer.

(c)                          At Closing, Seller shall pay to Buyer any and all funds paid to Seller by KPHD on account of additional rent items not yet due and payable by Seller, such as tax and insurance escrows.  Seller shall make such payment in the form of a credit against the Purchase Price in favor of Buyer.

(d)                         Seller shall pay all transfer taxes associated with the conveyance of the Property and all recording fees customarily paid by Sellers in the locality where the Property is located.  Seller shall be responsible for the payment of title fees and premiums associated with the Title Policy.  All other closing expenses shall be allocated between the parties in the customary manner for sales of real property in the locality where the Property is located. Each party is responsible for paying its own respective attorneys’ fees incurred in negotiating, preparing and closing the transaction contemplated by this Agreement.

(e)                          All rights, privileges, income, rents, liabilities, obligations, expenses and costs relating to the assignment and transfer of the Contract Rights, Records and Plans, Warranties and Licenses and Permits shall be paid by Seller at Closing, if any.

(f)                           Any and all other normal, on-going operating expenses attributable to the Property, except to the extent any of the same relate to the Contract Rights excluded from the Property pursuant to Section 8(d) of this Agreement, shall be prorated between the parties through the day before Closing.

(g)                          Within ninety (90) days after the Closing, Buyer and Seller shall reconcile all of the foregoing payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices.  In the event that any item of income, charge, or expense cannot be reconciled accurately within such 90-day period, the Buyer and Seller hereby agree to delay such reconciliation until a date when it can be accurately completed.  Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party  such amount.  The obligations set forth in this Section 10(g) shall survive Closing.

As applicable, all of the foregoing items set forth in this Section 10, unless otherwise expressly stated, shall be prorated between the parties as of midnight of the day before Closing.

11.                         Condemnation; Rezoning, Historic Designation.  Seller represents and warrants that Seller has not heretofore received any notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any portion or all of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Seller agrees immediately to notify Buyer in writing thereof.  Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller prior to Closing.  If Buyer elects to terminate this Agreement pursuant to the terms set forth in this Section 11, then the Deposit, shall be immediately returned to Buyer together with all accrued interest, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void.  If Buyer does not so terminate this Agreement, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.  Seller shall not negotiate or settle any claims for compensation prior to Closing, and Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to, and to contest all offers and awards.

If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Seller shall promptly notify Buyer, and Buyer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Buyer, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void. If Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Seller shall assign to Buyer all Seller’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

12.                         Default by Buyer.  If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Closing as to the Property, the Deposit and all accrued interest shall be paid to Seller.  Such payment of the Deposit and all accrued interest to Seller shall be deemed to be liquidated damages for Buyer’s default and the receipt of same shall be Seller’s exclusive and sole remedy; and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Property pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Seller.

13.                         Default by Seller. If Seller defaults in the performance of any obligation contained in this Agreement or, without the right to do so and in default of its obligations hereunder, fails to complete Closing, the Deposit and all accrued interest shall be returned to Buyer, and Seller shall reimburse Buyer for all of Buyer’s reasonable costs incurred in connection with the transaction contemplated by this Agreement.  Alternatively, Buyer shall have the right to seek specific performance of Seller’s obligations under this Agreement.  Seller waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by Buyer.  Seller shall have no right to cure any default.

14.                         Risk of Loss.

Seller shall bear the risk of all loss or damage to the Property from all causes until Closing.  Seller represents that it has, and will maintain pending Closing, a builder’s risk policy and a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  Seller will cause the insurer to add Buyer’s name to the policy as an additional insured, as its interest may appear.  Seller will deliver to Buyer within five (5) days after the Effective Date a certificate issued by such insurer evidencing that such policy is in effect, that it will not be canceled without at least thirty (30) days prior notice to Buyer and that Buyer has been named as an additional named insured thereunder.  If at any time prior to Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right:  (i) to terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall return the Deposit (with any accrued interest), to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder; or (ii) to proceed with this Agreement and to notify Seller that, at Buyer’s sole option, Seller either shall:  (A) use any available insurance proceeds to restore the Property prior to Closing to its condition as of the Effective Date, and if there are any excess insurance proceeds after completion of such restoration, Seller shall promptly deposit same in escrow with Escrow Agent and such funds, together with any interest thereon, shall be disbursed to Buyer at Closing; or (B) in lieu of restoration, prior to Closing, clear the site of debris and deposit all remaining insurance proceeds in escrow with Escrow Agent and such funds, together with interest thereon, shall be disbursed to Buyer at Closing.  All unpaid claims and rights in connection with any such losses shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.  In the event Buyer elects to proceed under clause (ii)(A) or (ii)(B) above, Seller shall either expend the deductible amount provided for in such insurance coverage in making such restoration or clearing the Property, as the case may be, or give Buyer a credit therefore against the Purchase Price.

15.                         Brokerage.  Each party represents and warrants to the other that neither has dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to indemnify, defend and hold Buyer harmless from and against any broker’s claim arising from any breach by Seller of Seller’s representation and warranty in this Section 15.  Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker’s claim arising from any breach by Buyer of Buyer’s representation and warranty in this Section 15.

16.                         Operation of the Property Prior to Closing.  Prior to Closing:

(a)                         Upon reasonable notice, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded access to:  (i)  the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the contingencies set forth in this Section 16 and elsewhere in this Agreement; and (ii) all books, records and files relating to the Property.  Buyer shall have the right, at Buyer’s expense, to make copies of all such books and records, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs; provided, however, that Buyer shall return all copies of such books and records if Closing does not occur under this Agreement.  Buyer shall not interfere unreasonably with the operation of the Property and shall restore any area on the Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer.

(b)                         Seller shall comply with all of the obligations of Seller, as landlord under the  Facility Lease, and all other agreements and contractual arrangements affecting the Property by which Seller is bound.

(c)                          Seller shall promptly notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under the  Facility Lease, the Ground Lease, or any permit or agreement affecting the Property, or any portion or portions thereof.

(d)                         No contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller prior to Closing without charge, cost, penalty or premium.

(e)                          Seller shall not enter into any new leases for any portion of the Property.  Further, except with the prior written consent of Buyer, Seller shall not amend, modify, extend, terminate, and accept surrender of the Facility Lease or the Ground Lease. Seller shall not accept any rental more than one (1) month in advance or accelerate the rent due to any default under the

Facility Lease; provided, however, Seller may enforce all rights and remedies under the Facility Lease, including drawing on any letter of credit if KPHD defaults under the Facility Lease.

(f)                           From the Effective Date until Closing, Seller shall maintain the Contract Rights, Records and Plans, Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof, except in the ordinary course of business as part of the construction of the Improvements.  Seller shall provide Buyer with copies of any notices it is required to provide to KPHD under the Facility Lease and Seller shall also provide Buyer with copies of any notices it is required to provide any lender who is providing construction financing for the construction of the MOB. Seller shall not enter into any new contracts or agreements relating to the Property without Buyer’s prior written consent, unless such agreements are pursuant to the Facility Lease or necessarily required thereunder.

17.                         Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by electronic transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

Kennewick Trios 2014 LLC
6737 W. Washington St., Suite 3245
Milwaukee, WI 53214
Attention: Mark Theder
Email: mtheder@summitsmith.com

with a copy to:

Attorney Mike P. Fortune
101 Camelot Drive, Suite One
Fond du Lac, WI 54935
Email: fortunelaw@mpfortunelaw.com

If intended for Buyer:

Physicians Realty L.P.
735 North Water Street, Suite 1000
Milwaukee, WI 53202
Attention: John W. Sweet, Chief Investment Officer
Email: jws@docreit.com

with a copy to:

Davis & Kuelthau, s.c.
111 East Kilbourn Avenue, Suite 1400
Milwaukee, Wisconsin 53202
Attention: Bradley D. Page, Esq.
Email: bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

18.                         Indemnity by Seller.

(a)                         Seller agrees to indemnify and hold harmless Buyer and its officers, agents, employees, and tenants from and against, and to reimburse Buyer with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Buyer by reason of or arising out of: (a) a breach of any representation or warranty of Seller set forth in this Agreement; (b) the failure of Seller to perform any obligation required by this Agreement to be performed by it; and (c) the ownership, maintenance, operation, management and use of the Property prior to Closing, including without limitation any payment or nonpayment on account of the operating expenses for the Property by the tenants under any leases.

(b)                         In addition to the indemnity in Subsection 18(a), Seller shall also indemnify and hold Buyer, its officers, agents, employees, and tenants harmless from and against any and all damages claims, demands, causes of action, losses, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Buyer resulting in any way from: (i) the Property not complying (at any time prior to Closing) with any Environmental Law governing the Property and the condition of its soil, subsoil, ground water, and other related aspects of the Property; and (ii) any migration “off-site” of Hazardous Substances from or through the Property prior to Closing; and (iii) any spills, leaks, seepage, migration, burial, remediation, emission, or discharge of Hazardous Substances caused or permitted by Seller, its agents, employees, invitees or tenants that occurs or occurred on or into the Property prior to Closing and that continues to remain on the Property or that migrates, leaches, seeps or otherwise is transported through soil, air or water (of any kind) on or off of the Property after Closing.

(c)                                  Buyer agrees to indemnify and hold harmless Seller and its officers, agents, employees, and tenants from and against, and to reimburse Seller with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Seller by reason of or arising out of: (a) a breach of any representation or warranty of Buyer set forth in this Agreement; (b) the failure of Buyer to perform any obligation required by this Agreement to be performed by it; (c) the ownership, maintenance, operation, management and use of the Property after Closing; and (d) Buyer’s access to the Property for the purpose of making such investigations, inspections, tests, assessments, surveys and the like in accordance with Section 8 of this Agreement.

19.                         Further Assurances.  After Closing, at Buyer’s sole cost and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Property.

20.                         Tax Treatment of Transaction.

(a)                                 Seller and Buyer hereby acknowledge and agree that the transaction contemplated by this Agreement will, for United States federal income tax purposes, be treated as an “assets-over” merger of Seller into Buyer within the meaning of Section 1.708-1(c)(3)(i) of the Regulations with Buyer being treated as the continuing partnership and Seller being treated as the terminated partnership.  Seller will be treated as transferring all of its assets to Buyer in exchange for OPUs and cash with Seller then liquidating and (i) pursuant to Section 1.708-1(c)(4) of the Regulations, the members of Seller will be treated as selling a portion of their respective interests in Seller to the extent (but only to the extent) of the cash received by each such member, while (ii) the portion of Seller’s assets not deemed to be purchased pursuant to clause (i) will be deemed to be contributed to Buyer in exchange for the OPUs.  Buyer shall make an election pursuant to Section 754 of the Code with respect to the portion of the interests in Seller which Buyer is deemed to purchase pursuant to the preceding sentence. To the extent that Buyer is not deemed to purchase interests in Seller pursuant to this Section 19, the transaction shall, for United States federal income tax purposes, be treated as a non-taxable transfer of property by Seller to Buyer in exchange for OPUs pursuant to Section 721 of the Code.  Seller agrees to wind up, dissolve and transfer the Net Purchase Price, including OPUs, to its OPU Seller Members at least seventy (75) days following but not more than ninety (90) days following the Closing Date.  Seller and Buyer will file their tax return on a basis consistent with the foregoing.

(b)                                 Seller has timely filed all tax returns relating to the Property that it was required to file in accordance with applicable laws (taking into account any valid extensions of time for filing), and each such tax return is accurate and complete in all material respects.  Seller has timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes arising in connection with or relating to the Property (whether or not shown on any tax return).  Seller has not requested any extension of time within which to file any tax return relating to the Property which has not since been filed.  Seller does not and will not have additional liability for taxes with respect to any tax return which was required by applicable laws to be filed on or before the Closing Date. There are no liens on any of the assets of Seller that arose in connection with any failure or alleged failure (whether or not in writing) to pay any tax.  All taxes arising in connection with or relating to the Property that Seller is required by law to withhold or collect (including sales and use taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor or other person) have been duly withheld or collected and, to the extent required by applicable law, have been paid over to the proper taxing authority.  No tax audits or other tax proceedings with respect to taxes arising in connection with or relating to the Property are pending or being conducted, nor has Seller received any notice from any governmental authority that any such audit or other tax proceeding is pending, threatened or contemplated.  There is no claim or assessment pending, or threatened against Seller for any alleged deficiency in taxes arising in connection with or relating to the Property.  Seller does not have any tax liabilities (whether due or to become due) with respect to the Property, Seller’s operations or Seller’s assets, that will be required under local laws or otherwise to be assumed by Buyer.  Seller has not waived any statute of limitations with respect to taxes arising in connection with or relating to the Property or agreed to an extension of time with respect to any tax assessment or deficiency arising in connection with or relating to the Property.  Seller is not a party to, or bound by, any tax allocation or sharing agreement, tax indemnity obligation or similar contract or practice with respect to taxes arising in connection with or relating to the Property.  Seller has not made any election to be excluded from the provisions of subchapter K of the Code or to be taxable as a corporation.  Seller has not entered into any “reportable transaction” arising in connection with or relating to the Property within the meaning of Section 6011 of the Code.

21.                         Miscellaneous.

(a)                         All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing.

(b)                         This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer’s attorney within seven (7) business days after execution by Buyer and delivery to Seller.

(c)                          The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(d)                         Buyer shall have the right to assign this Agreement, and upon notice from Buyer, Seller agrees to convey the Property directly to Buyer’s assignee provided that Buyer and/or assignee have fulfilled Buyer’s obligations under this Agreement.  Seller shall not assign this Agreement without the prior written consent of Buyer.  Any assignment of this Agreement by Seller without Buyer’s prior written consent shall be null and void, and of no force or effect.

(e)                          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(f)                           This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Seller and Buyer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(g)                          This Agreement shall be construed in accordance with the internal laws of the State of Washington, without giving effect to its conflicts of laws provisions.

(h)                         All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Buyer and Seller that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Buyer or Seller discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

(i)                             Subject to any tenants’ rights to the Property, Seller shall deliver occupancy of the Property to Buyer at Closing.

(j)                            Time is of the essence of this Agreement and Buyer and Seller hereby agree that the times provided for in this contract are reasonable times for each party to complete its respective obligations. If any of the times provided for in this Agreement fall on a Saturday, Sunday or legal holiday, said times shall automatically extend to the next full business day.

(k)                         This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.

(l)                             If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

(m)                     After the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer in order to prepare stand-alone audited financial statements for such operations in accordance with generally accepted accounting principles, as of the end of fiscal year 2013, and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose.

22.                         Disclosure.  No party may make public disclosure with respect to this transaction before the Closing except:

(a)                         as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange;

(b)                         to such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c)                          to present or prospective sources of financing.

23.                         Cooperation with S-X 3-14 Audit.  The Seller acknowledges that that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  The Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property.  To assist Buyer and Registered Company in preparing the SEC Filings, the Seller covenants and agrees no later than thirty (30) days after the Closing Date, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Disclosure Materials): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the

Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period.  In addition, no later than thirty (30) days after the Closing Date, Seller shall provide to Buyer: (1) signed representation letter in the form attached hereto as Exhibit “G”; (2) a signed audit request letter in the form attached hereto as Exhibit “H”; and (3) a signed audit response letter from Seller’s attorney in the form attached hereto as Exhibit “I”.

(Signatures contained on following pages.)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal.

SELLER:		BUYER:

KENNEWICK TRIOS 2014 LLC		PHYSICIANS REALTY L.P.

By:	/s/ Robert D. Baker	By:	Physicians Realty Trust, its General Partner

Date	November 18, 2014
Name:	Robert D. Baker		By:	/s/ John T. Thomas
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Title:	Managing Member	Date		November 18, 2014
	(Print)		Name:	John T. Thomas
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			Title:	President and CEO
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